Exhibit 99.1

bioAffinity Technologies Announces Pricing of Private Placement and Warrant Inducement Transaction for Approximately $1.2 Million in Gross Proceeds

SAN ANTONIO, Texas (August 13, 2025) – bioAffinity Technologies, Inc. (NASDAQ: BIAF, BIAFW) a biotechnology company focused on the need for noninvasive tests for the detection of early-stage cancer, today announced that it has entered into securities purchase agreements with several institutional and accredited investors (the “Purchasers”) for the purchase and sale of 990 shares of the Company’s Series B Convertible Preferred Stock (the “Preferred Stock”) and warrants (the “Private Placement Warrants”) to purchase approximately 6.7 million shares of common stock (the “Private Placement”).

The shares of Preferred Stock have a stated value of $1,000 per share and are initially convertible into an aggregate of approximately 4.3 million shares of common stock at a conversion price of $0.23 per share. The Private Placement Warrants will be exercisable following the date on which the Company obtains stockholder approval of the exercise thereof at an initial exercise price of $0.352 per share and expire five years from the original exercise date.

The Company also announced today it has entered into a warrant exercise agreement with an existing accredited investor to exercise (i) outstanding warrants to purchase 450,000 shares of the Company’s shares of common stock that were issued in August 2024 (the “August Warrants”) and (ii) outstanding warrants to purchase 650,000 shares of the Company’s common stock that were issued in October 2024 (the “October Warrants” and together with August Warrants, the “Existing Warrants”), which reduced the exercise prices of the August Warrants from $1.50 to $0.23 per share and the October Warrants from $1.25 to $0.23 per share and provided for the issuance to such investor of new unregistered warrants (the “New Warrants”) to purchase up to an aggregate of 1.43 million shares of the Company’s common stock in consideration for the immediate exercise in full of the Existing Warrants for gross cash proceeds to the Company of approximately $253,000 (the “Warrant Inducement”). The New Warrants will have an exercise price of $0.352 per share and will be initially exercisable on the date that stockholder approval of the exercise of the New Warrants is obtained and will expire five years from the date of such approval.

The closing of the Private Placement and Warrant Inducement is expected to occur on or about August 14 , 2025, subject to the satisfaction of customary closing conditions.

The expected aggregate proceeds (before expenses) of the Private Placement and Warrant Inducement will be approximately $1.2 million. The Company shall use the net proceeds from the Private Placement and Warrant Inducement for working capital and general corporate purposes.

WallachBeth Capital LLC is acting as the sole placement agent for the Private Placement and financial advisor for the Warrant Inducement.

The securities described above will be offered in a private placement exempt from the registration requirements under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”) and Regulation D promulgated thereunder and in a transaction not involving a public offering and have not been registered under the Act or applicable state securities laws. Accordingly, the securities may not be reoffered or resold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Act and such applicable state securities laws.

The Company has agreed to file a registration statement with the SEC covering the resale of the shares of common stock underlying the Preferred Stock, the Private Placement Warrants and New Warrants within 15 calendar days after the closing date.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About CyPath® Lung

CyPath® Lung uses proprietary advanced flow cytometry and artificial intelligence (AI) to identify cell populations in patient sputum that indicate malignancy. Automated data analysis helps determine if cancer is present or if the patient is cancer-free. CyPath® Lung incorporates a fluorescent porphyrin that is preferentially taken up by cancer and cancer-related cells. Clinical study results demonstrated that CyPath® Lung had 92% sensitivity, 87% specificity and 88% accuracy in detecting lung cancer in patients at high risk for the disease who had small lung nodules less than 20 millimeters. Diagnosing and treating early-stage lung cancer can improve outcomes and increase patient survival. For more information, visit www.cypathlung.com.

About bioAffinity Technologies, Inc.

bioAffinity Technologies, Inc. addresses the need for noninvasive diagnosis of early-stage cancer and other diseases of the lung and broad-spectrum cancer treatments. The Company’s first product, CyPath® Lung, is a noninvasive test that has shown high sensitivity, specificity and accuracy for the detection of early-stage lung cancer. CyPath® Lung is marketed as a Laboratory Developed Test (LDT) by Precision Pathology Laboratory Services, a subsidiary of bioAffinity Technologies. For more information, visit www.bioaffinitytech.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions and include statements regarding the closing of the offering on August 14, 2025. These forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict, that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the ability to close the offering when anticipated and the risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and its subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made and predictions as to future facts and conditions. While the Company believes these forward-looking statements are reasonable, readers of this press release are cautioned not to place undue reliance on any forward-looking statements. The information in this release is provided only as of the date of this release, and the Company does not undertake any obligation to update any forward-looking statement relating to matters discussed in this press release, except as may be required by applicable securities laws.

Contacts

bioAffinity Technologies

Julie Anne Overton

Director of Communications

jao@bioaffinitytech.com

Investor Relations

Dave Gentry

RedChip Companies Inc.

1-800-RED-CHIP (733-2447) or 407-491-4498

BIAF@redchip.com

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